Exhibit 10.1
FIRST AMENDMENT TO THE SENIOR LEADERS SEVERANCE PAY PLAN OF VERALTO CORPORATION AND ITS AFFILIATED COMPANIES
WHEREAS, Veralto Corporation (the “Company”) has previously established and adopted the Senior Leaders Severance Pay Plan of Veralto Corporation and Its Affiliated Companies in effect on October 1, 2023 (the “Plan”) for the benefit of eligible domestic (United States) senior leaders of the Company and the Company’s domestic (United States) affiliates; and
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined that it is desirable that the Plan be amended as to provide certain change in control and other severance provisions for its chief executive officer and other domestic executive officers, as permitted by Section V of the Plan;
NOW THEREFORE, effective as of the date hereof, the Plan is hereby amended as follows:
1.Section II.A (Eligible Employees) is hereby amended by inserting a new Section II.A.3 immediately following Section II.A.2 as follows:

“3. Notwithstanding anything in the Plan to the contrary, the employee is employed by an Employer in the capacity of the chief executive officer of the Company (the “Chief Executive Officer”).”

1.Section II.A (Eligible Employees) is hereby amended by replacing the first sentence following the first subsection 2 as follows:

“Eligible employees (excluding the Chief Executive Officer and any Veralto Corporation Executive Officer) will be eligible for benefits under the Plan if their employment is permanently terminated due to:”

1.Section II.A (Eligible Employees) is hereby amended by inserting two new paragraphs immediately following subsection 4 as follows:

“The Chief Executive Officer will be eligible for benefits under the Plan if his or her employment is permanently terminated due to: (i) termination by the Employer without cause or a resignation for “good reason” (as defined herein), in each case within the change in control protection period (as defined herein); or (ii) other than during the change in control protection period, termination by the Employer without cause or a resignation by the Chief Executive Officer for good reason.

Any Veralto Corporation Executive Officers will be eligible for benefits under the Plan if their employment is permanently terminated due to: (i) termination by the Employer without cause or a resignation for good reason, in each case within the change in control protection period; or (ii) other than during the change in control protection period, termination by the Employer without cause.”

1.Section III.B (Amount of Severance Pay) is hereby amended by inserting three new paragraphs immediately following the second paragraph as follows:

“Notwithstanding anything in the Plan to the contrary, the Chief Executive Officer who signs (and does not later revoke as applicable) a Separation Agreement and General Release within the allotted timeframe shall be entitled to receive severance pay under the Plan equal to:

Exhibit 10.1
1.within the change in control protection period, and in connection with a termination of employment by the Employer without cause or a resignation by the Chief Executive Officer for good reason, (A) 24 months of annual base salary, an amount equal to two times the Chief Executive Officer’s annual target incentive compensation and an amount equal to the Chief Executive Officer’s pro rata target bonus for the year of termination or resignation, calculated based on the number of days worked during the year of such termination or resignation, and (B) full accelerated vesting of any time-vested equity awards and full vesting at the target level of any performance-contingent equity awards (unless otherwise determined in the applicable equity award agreement); and

1.in connection with a termination of employment by the Employer without cause or a resignation for good reason other than during any change in control protection period, 24 months of annual base salary and an amount equal to two times the Chief Executive Officer’s annual target incentive compensation.

Notwithstanding anything in the Plan to the contrary, any Veralto Corporation Executive Officer who signs (and does not later revoke as applicable) a Separation Agreement and General Release within the allotted timeframe shall be entitled to receive severance pay under the Plan equal to:

1.within the change in control protection period, and in connection with a termination of employment by the Employer without cause or a resignation for good reason, (A) 24 months of annual base salary, an amount equal to two times the Veralto Corporation Executive Officer’s annual target incentive compensation and an amount equal to the Veralto Corporation Executive Officer’s pro rata target bonus for the year of termination or resignation, calculated based on the number of days worked during the year of such termination or resignation , and (B) full vesting acceleration of any time-vested equity compensation and full vesting at the target level of any performance-contingent equity awards (unless otherwise determined in the applicable equity award agreement); and

1.in connection with a termination of employment by the Employer without cause other than during any change in control protection period, 12 months of annual base salary and an amount equal to the Veralto Corporation Executive Officer’s annual target incentive compensation.

If, as a result of a termination employment by the Employer or a resignation by the Chief Executive Officer or a Veralto Corporation Executive Officer during the change in control protection period, any payment(s) or benefit(s) that such Chief Executive Officer or Veralto Corporation Executive Officer would receive pursuant to the Plan and/or pursuant to any other agreement, plan, policy or arrangement would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and the applicable regulations, and (ii) but for this Section III.B or any reduction provided by reason of Section 280G of the Code in any such other agreement, plan, policy or arrangement, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such person shall be entitled to receive either (A) the full amount of the parachute payments, or (B) the maximum amount that may be provided to such person without resulting in any portion of such parachute payments being subject to the Excise Tax, whichever of clauses (A) and (B), after taking into account applicable federal, state, and local taxes and the Excise Tax, results in the receipt by such person, on an after-tax basis, of the

Exhibit 10.1
greatest portion of the parachute payments. To the extent any of such payments or benefits are Section 409A deferred compensation, any reduction shall be made in the following order: (i) cash severance payments that are exempt from Section 409A shall be reduced; (ii) other cash payments and benefits that are exempt from Section 409A, but excluding any payments attributable to an acceleration of vesting or payments with respect to equity-based compensation that are exempt from Section 409A, shall be reduced; (iii) any other payments or benefits, but excluding any payments attributable to an acceleration of vesting and payments with respect to equity-based compensation that are exempt from Section 409A, shall be reduced on a pro-rata basis or in such other manner that complies with Section 409A; and (iv) any payments attributable to an acceleration of vesting or payments with respect to equity-based compensation that are exempt from Section 409A shall be reduced, in each case beginning with payments that would otherwise be made last in time. Unless the Company and such person otherwise agree in writing, any determination required under Section III.B hereof shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon such person and the Company for all purposes. For purposes of making the calculations required by Section III.B hereof, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and such person shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under Section III.B hereof. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.”

1.Section IV.B (COBRA Continuation and Subsidized COBRA) is hereby amended by inserting a new paragraph at the end of Section IV.B as follows:

“Notwithstanding anything in the Plan to the contrary, (i) the Chief Executive Officer is entitled to a Severance Period of 18 months (whether within the change in control protection period or other than during any change in control protection period), and (ii) a Veralto Corporation Executive Officer is entitled to a Severance Period of: (A) 18 months, in connection with a termination of employment by the Employer without cause or a resignation by the Veralto Corporation Executive Officer for good reason within the change in control protection period, or (B) 12 months, in connection with a termination of employment by the Employer without cause other than during any change in control protection period.”

1.Section V (Termination or Amendment of the Plan) is hereby amended by adding a proviso immediately following the penultimate sentence thereof, to read as follows:
“; provided, however, that no such action or amendment which would adversely affect the rights or potential rights of eligible employees (including, for the avoidance of doubt, the Chief Executive Officer and any Veralto Corporation Executive Officer), and no termination of the Plan, shall be permitted within the change in control protection period.”

1.Section VIII (Other Plan Provisions) is hereby amended by inserting a new Section VIII.G immediately following Section VIII.F as follows:

“G. Definitions – Whenever used in this Plan, the following terms shall have the meanings set forth below:

Exhibit 10.1
1.“change in control protection period” means the period commencing on the date on which a Substantial Corporate Change (as defined in the Veralto Corporation 2023 Omnibus Incentive Plan, as in effect from time to time) occurs and ending 24 months following the date of such Substantial Corporate Change. There can be only one change in control protection period in effect for the Chief Executive Officer or applicable Veralto Corporation Executive Officer.

1.“good reason” means, without the employee’s prior written consent, (i) any material diminution in the employee’s title, position, the scope of duties assigned, responsibilities, or reporting-level; (ii) any reduction in the employee’s (A) base salary or (B) annual target incentive compensation opportunity, other than as part of an across-the-board reduction applied to all similarly situated employees (but in any event not to exceed 10%); (iii) a relocation of more than 50 miles from the location of the employee’s principal job location or office that results in an increased commute; or (iv) any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which the employee provides services to the Company; provided, that the employee provides the Company with a notice of termination indicating the employee’s intent to terminate his or her employment for “good reason” within 90 days of the employee becoming aware of any circumstances set forth above and that the employee provides the Company with at least 30 days following receipt of such notice to remedy such circumstances.”

1.“Veralto Corporation Executive Officer” means a domestic (United States) senior vice president or other executive officer of the Company (excluding the Chief Executive Officer) designated to participate as a Veralto Corporation Executive Officer by the Compensation Committee of the Board of Directors of the Company.

1.Except as expressly modified hereby, the terms and provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned officer certifies that the Compensation Committee of the Board of Directors of the Company has approved this amendment to the Plan, effective this December 14, 2023.
VERALTO CORPORATION
By: /s/ Lesley Beneteau
Name: Lesley Beneteau
Title: SVP, Chief Human Resources Officer